EXHIBIT 21
SUBSIDIARIES
The following is a list of the subsidiaries of Gibraltar Industries, Inc. as of December 31, 2006. The names of indirectly owned subsidiaries are indented under the names of their respective parent corporations:

Gibraltar Steel Corporation of New York	New York
Wm. R. Hubbell Steel Corporation	Illinois
Gibraltar of Nevada	Nevada
Southeastern Metals Manufacturing Company, Inc.	Florida
K & W Metal Fabricators, LLC	Colorado
Construction Metals, LLC	California
United Steel Products Company	Minnesota
Gibraltar of Michigan, Inc.	Michigan
Gibraltar of Indiana, Inc.	Michigan
HT Liquidating Corp.	Delaware
BC Liquidating Corp.	Michigan
Gibraltar of Ohio, Inc.	Delaware
Gibraltar of Illinois, Inc.	Illinois
Gibraltar of Pennsylvania, Inc.	Pennsylvania
GSC Flight Services Corp.	New York
GIT Limited	New York
Gibraltar International, Inc.	Delaware
3073819 Nova Scotia Company	Nova Scotia, Canada
Gibraltar Pacific Inc.	Mauritius
SCM Metal Products (Suzhou) Co., Ltd.	China
Solar of Michigan, Inc.	Delaware
Air Vent Inc.	Delaware
GSCNY Corp.	Delaware
Former Heat Treating Liquidating Corp.	Delaware
Former Leasing Liquidating LLC	Delaware
SCM Metal Products, Inc.	Delaware
Renown Specialties Company Ltd.	Ontario, Canada
Alabama Metal Industries Corporation.	Delaware
Diamond Perforated Metals, Inc.	California
Sea Safe, Inc.	Louisiana
Gator Grate, Inc.	Louisiana
AMICO Canada, Inc.	Canada
International Grating, Inc.	Texas
Gibraltar Industries (UK) Limited	UK
The Expanded Metal Company Limited	UK
Gibraltar Industries Germany GmbH	Germany
Sorst Streckmetall GmbH	Germany
Expamet Polska Sp.zo.o	Poland
Gibraltar Strip Steel, Inc.	Delaware
Cleveland Pickling, Inc.	Delaware
Solar Group, Inc.	Delaware
Home Impressions, Inc.	North Carolina
Appleton Supply Company, Inc.	Delaware